UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): October 14, 2011

BEACON ENTERPRISE SOLUTIONS GROUP, INC.

(Exact name of registrant as specified in Charter)

Nevada (State or other jurisdiction of incorporation or organization)	000-31355 (Commission File No.)	81-0438093 (IRS Employee Identification No.)

9300 Shelbyville Road, Suite 1020
Louisville, Kentucky 40222

(Address of Principal Executive Offices)

502-657-3500

(Issuer Telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

        The Beacon Enterprise Solutions Group, Inc. (the “Company”) has offered in a private placement 107 units (the "Series C-3 Units) at a purchase price of $1,500 per Series C-3 Unit. A Series C-3 Unit comprised of (i) one (1) share of $1,500 Stated Value Series C-3 Convertible Preferred Stock with each share having 125% nonparticipating liquidation preference, bearing dividends at a rate of 6% per annum payable quarterly in cash or additional Preferred Stock at the Company’s option and convertible at the holder’s discretion into 2,000 shares of the Company’s Common Stock, and (ii) a five (5) year warrant to purchase 1,000 shares of its Common Stock (each, an "Investor Warrant") at a purchase price of $0.45 per share (collectively the "Series C-3 Offering").

        In connection with the Series C-3 Offering, the Company has agreed to pay an advisor a cash fee of 10% of the gross proceeds of sales of Series C-3 Units by that advisor and issue warrants to purchase the number of shares of Common Stock equal to 10% of the aggregate number of shares of Common Stock issuable upon conversion of the shares of Series C-3 Preferred Stock and exercise of Investor Warrants underlying such Series C-3 Units.

        This report is neither an offer to purchase nor a solicitation of an offer to sell securities. The securities offered have not been registered under the Securities Act and may not be offered in the United States absent registration or an applicable exemption from registration requirements.

Item 3.02 Unregistered Sales of Equity Securities.

        As noted above, as of October 14, 2011, the Company had completed the sale of 107 Series C-3 Units for an aggregate purchase price of $160,000.

        The Investor Warrants each have a five year exercise period and an exercise price of $0.45 per share of the Company's Common Stock, payable in cash on the exercise date. The exercise price is subject to adjustment upon certain occurrences specified in the Investor Warrants. The shares of Series C-3 Preferred Stock have terms similar to those of the shares of Series A, A-1, B, C-1 and C-2 Preferred Stock, respectively but are junior to those shares with respect to dividend rights and liquidation preferences. The Company has used the proceeds of the closing for working capital.

        The Company is relying on an exemption from registration provided under Section 4(2) of the Securities Act for the issuance of the Investor Warrants and shares of its Series C-3 Preferred Stock, which exemption the Company believes is available because the securities were not offered pursuant to a general solicitation and the status of the purchasers of the shares as "accredited investors" as defined in Regulation D under the Securities Act. This report is neither an offer to purchase nor a solicitation of an offer to sell securities. The securities offered have not been registered under the Securities Act and may not be offered in the United States absent registration or an applicable exemption from registration requirements.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 14, 2011, S. Scott Fitzpatrick, who has served as Corporate Controller for the previous two years, was promoted to Vice President Corporate Controller & Treasurer and will also be the Principal Financial Officer.

Mr. Fitzpatrick entered into an employment agreement with the Company under which he has been granted a base salary of $110,000 per year with a bonus potential of an additional amount targeted at 20% of base salary upon achievement of company and personal goals.  In addition, the agreement includes a provision for bonus equal to six month’s pay, at the then current salary, in the event a change of control occurs.  Finally, the agreement provides a grant of options to purchase 25,000 shares of Beacon common stock at an exercise price of $1.00 per share granted on October 14, 2011 and vesting in equal amounts over a three year period on the anniversary of the grant.

On October 14, 2011, Michael Grendi, the Chief Financial Officer of the Company resigned to pursue other opportunities.

Item 7.0 Regulation FD

On October 20, 2011 the Company issued a press release announcing personnel changes.  A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01 Financial Statement and Exhibits

(a)	Not applicable

(b)	Not applicable

(c)	Not Applicable

(d)	Exhibits

Exhibit 99.1

Press release dated October 20, 2011.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

BEACON ENTERPRISE SOLUTIONS GROUP, INC.
Date: October 20, 2011	By:	/s/ Bruce Widener
Bruce Widener
Principal Executive Officer